FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

ERHC Energy Inc. Reports First Quarter 2007 Financial Results

HOUSTON, Feb. 9, 2007 - ERHC Energy Inc. (OTCBB: ERHE) today reported financial results for the first quarter ended December 31, 2006.

As of December 31, 2006, ERHC reported cash assets totaling $38 million.

During the three months ended December 31, 2006, ERHC’s interest income increased to $543,632 due to a significant cash balance related to proceeds from the sale of participation interests in Blocks 2, 3 and 4 of the Joint Development Zone (JDZ) last fiscal year. ERHC’s net loss was down to $522,142, compared with a net loss of $1,228,984 for the three months ended December 31, 2005. General and administrative expenses during the first quarter increased marginally by approximately $100,000 over the same period a year ago.

The payment of income taxes had the greatest impact on the Company’s financial statement. ERHC paid approximately $3 million in income taxes during the first quarter.

“Our financial standing remains strong, with a comfortable cash position,” said Acting Chief Executive Officer Nicolae Luca. “When the right opportunity is identified, we intend to leverage our cash position as part of a focused acquisition strategy targeting a credible portfolio of low- to medium-risk properties.”

ERHC also clarified the Company’s original working interest in JDZ Block 9. In the Company’s annual report and accompanying news release, ERHC’s original working interest in JDZ Block 9 was mistakenly disclosed as 15 percent. The correct figure is 20 percent.

JDZ Block #	Original Working Interest Percentage	Retained Percentage	Signature Bonus Payable

2	30%	22%	Signature Bonus Free
3	20%	10%	Signature Bonus Free
4	25%	17.7%	Signature Bonus Free
5	15%	(a)	Signature Bonus Payable
6	15%	(a)	Signature Bonus Free
9	20%	(a)	Signature Bonus Payable

(a) No contracts have been entered into as of the date hereof.

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.’s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.